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EXHIBIT 21



SUBSIDIARIES OF THE REGISTRANT

As of December 31, 1995


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 							 Percentage of
Name				Jurisdiction		  Stock Owned

AWI Retail, Inc.		North Carolina		       100%

Pilot Research Corp.		North Carolina		       100%

Alba Export Corp. 		North Carolina	               100%



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